Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated April 13, 2017 with respect to the combined financial statements of the Stahl Group, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-212862) and related Prospectus of Columbus McKinnon Corporation for the registration of common stock, preferred stock, warrants, rights, stock purchase contracts, debt securities, units and guarantees of debt securities of Columbus McKinnon Corporation.

/s/ Ernst & Young Oy

Helsinki, Finland
13 April 2017